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                                                                 EXHIBIT 3.03(a)

                          CERTIFICATE OF INCORPORATION
                                       OF
                            AVIS INTERNATIONAL, LTD.

      I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

      FIRST: The name of the corporation is AVIS INTERNATIONAL, LTD. (hereinafter called the "Corporation").

      SECOND: The address of the Corporation's registered office in New Castle County is 100 West Tenth Street, Wilmington, Delaware; and its registered agent at such address is The Corporation Trust Company.

      THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and in addition to, and without limiting the generality of, the foregoing, the following:

            (a) To deal in, sell, operate, let for hire, and lease automobiles, trucks, trailers, and other vehicles, motorized and non-motorized, of every kind and nature and
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description, and boats and other means of transportation, and to apply for, or purchase, or otherwise acquire, and to grant licenses for the use of, and to sell, assign, or otherwise deal in patents, patent rights, privileges, licenses, trademarks, trade names, devices and processes of every sort and description, necessary and incident to these purposes.

            (b) To engage in, carry on, conduct, and participate in research, experimental, manufacturing, assembling, building, designing, erecting, trading, buying, selling, collecting, distributing, wholesaling, retailing, importing, exporting, processing, compounding, producing, refining, synthesizing, mining, extracting, growing, liquidating, dismantling, demolishing, servicing, promoting, exhibiting and publishing activities, enterprises, ventures and businesses; and also any activities, enterprises, ventures, and businesses similar or incidental to any of the foregoing.

            (c) To create, acquire, hold and deal in and with, and dispose of, in any manner, any legal or equitable interest in real property, chattels real and tangible and intangible personal property of all kinds (whether situated or located in the State of Delaware or elsewhere); and, without limiting the generality of the foregoing, to purchase, receive, take (by grant, gift, devise, bequest or otherwise), own, hold, employ, use, operate, manage, control, sell, assign, transfer, convey, exchange, lease, mortgage, encumber, construct, alter, modify, repair, improve and maintain (i) real property


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whether improved or unimproved, and structures and improvements on real property, and also leaseholds, (ii) tangible and intangible personal property of any and every kind, and (iii) any other legal or equitable interests or rights in any of the foregoing.

            (d) To engage in, carry on, conduct and/or participate in any general or specific branch or phase of the activities, enterprises, or businesses authorized in this Certificate in the State of Delaware or in any other state of the United States and in all foreign countries, and in all territories, possessions, and other places, and in connection with the same, or any thereof, to be and act either as principal, agent, contractor or otherwise.

            (e) To do everything necessary, suitable, convenient or proper for the accomplishment, attainment or furtherance of, to do every other act or thing incidental or appurtenant to, growing out of or connected with, the purposes set forth in this Certificate, whether alone or in association with others; to possess all the rights, powers and privileges now or hereafter conferred by the laws of the State of Delaware upon corporations organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time) or any statute which may be enacted to supplement or replace it, and in general, to carry on any of the activities and to do any of the things herein set forth to the same extent and as fully as a natural person or a partnership,


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association, corporation or other entity, or any of them, might or could do;
provided, that nothing herein set forth shall be construed as authorizing the Corporation to possess any purpose, object, or power, or to do any act or thing; forbidden by law to a corporation organized under the General Corporation Law of the State of Delaware.

The foregoing provisions of this Article shall be construed as purposes, objects and powers, and each as an independent purpose, object and power, in furtherance, and not in limitation, of the purposes, objects and powers granted to the Corporation by the laws of the State of Delaware; and, except as otherwise specifically provided in any such provision, no purpose, object or power herein set forth shall be in any way limited or restricted by reference to, or inference from, any other provision of this Certificate.

      FOURTH: The total number of shares of which the corporation shall have authority to issue is One Thousand (1,000) common shares of the par value of One Dollar ($1.00) per share.

      FIFTH: The name and address of the incorporator are as follows:

               Name                   Address
               ----                   -------

         Barry R. Shapiro     900 Old Country Road
                              Garden City, New York 11530

      SIXTH: Members of the Board of Directors may be elected either by written ballot or by voice vote. The


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Board of Directors may from time to time make, alter or repeal the By-laws of the Corporation; provided, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation.

      SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as


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consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      IN WITNESS WHEREOF I have hereunto signed my name and affirm that the statements made herein are true under the penalties of perjury, this 14th day of December, 1976.


                                               /s/ Barry R. Shapiro
                                               ----------------------------
                                               Barry R. Shapiro